AMENDED AND RESTATED

DISTRIBUTION PLAN FOR CLASS B SHARES

OF

CONCERT INVESTMENT SERIES


WHEREAS, Concert Investment Series (the "Trust") engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (the "1940
Act")

WHEREAS, the Trust's Board of Trustees (the "Board") has established separate series of shares of beneficial interest of the Trust, including the following series: Emerging Growth Fund ("Emerging Growth Fund"), Growth Fund ("Growth Fund"), Growth and Income Fund ("Growth and Income Fund"), Government Fund ("Government Fund"), International Equity Fund ("International Equity Fund") and Municipal Bond Fund ("Municipal Bond Fund");

WHEREAS, the Trust hereafter may establish additional series of shares of beneficial interest or determine that other existing series of the Trust shall be subject hereto (any such additional series, together with the Emerging Growth Fund, the Growth Fund, the Growth and Income Fund, the Government Fund, the International Equity Fund and the Municipal Bond Fund are collectively referred to herein as the "Funds," and singly may be referred to herein as the "Fund");

WHEREAS, the Trust desires to adopt an Amended and Restated
Plan of Distribution ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Class B shares of the Emerging Growth Fund, the Growth Fund, the Growth and Income Fund, the Government Fund, the International Equity Fund and the Municipal Bond Fund and of such other Funds as may hereafter be designated by the Board as subject to this Plan and have Class B shares established; and

		WHEREAS, the Trust has entered into a Distribution Agreement ("Agreement") with CFBDS, Inc. (the "Distributor") to serve as distributor of the Class B shares of the Funds and the Distributor has entered into a Broker Dealer Contract with PFS Distributors, Inc. (the "Administrative Broker").

NOW, THEREFORE, the Trust hereby adopts this Amended and Restated Plan with respect to the Class B shares of each Fund in accordance with Rule 12b-1 under the 1940 Act.

1. A.	Each Fund is authorized to pay the Administrative
Broker, as compensation for the Administrative Broker's services with respect to the Fund's Class B shares, a distribution fee at the rate of 0.75% on an annualized basis of the average daily net assets of the Fund's Class B shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

B. Each Fund is authorized to pay to the Administrative
Broker, as compensation for services with respect to the Class B shares, a service fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class B shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

C. Any Fund may pay a distribution or service fee to the Administrative Broker at a lesser rate than the fees specified in paragraphs 1A or 1B, respectively, of this Plan, as agreed upon by the Board and the Administrative Broker and as approved in the manner specified in paragraph 4 of this Plan.

2. As Administrative Broker of the Class B shares of each
Fund, the Administrative Broker may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Fund's Class B shares or the servicing and maintenance of shareholder accounts.

3. This Plan shall not take effect with respect to the Class B shares of any Fund that has not previously issued such shares to the public unless it first has been approved by a vote of the then sole shareholder of the Class B shares of such Fund. This Plan shall not take effect with respect to the Class B shares of any Fund that has previously issued shares to the public, unless it has first been approved by a vote of a majority of the outstanding voting securities of the Class B shares of such Fund.

4. This Plan shall not take effect with respect to the Class B shares of any Fund unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Trustees of the Trust who are not "interested persons" of the Trust and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Trustees who approve the Plan's taking effect with respect to such Fund's Class B shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

5. So long as the Plan remains in effect, the selection and nomination of persons to serve as Trustees of the Trust who are not "interested persons" of the Trust shall be committed to the discretion of the Trustees then in office who are not "interested persons" of the Trust.

6. Unless sooner terminated pursuant to paragraph 8, this Plan shall continue in effect for a period of one year from the date it takes effect with respect to a Fund, provided that the continuance of the Plan is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.


7. The Administrative Broker shall provide the Board and the Independent Trustees shall review, in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended with respect to Class B shares of each Fund by the Administrative Broker under this Plan and the purposes for which such expenditures were made. The Administrative Broker shall submit only information regarding amounts expended for "distribution activities," as defined in this paragraph 7, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this paragraph 7, to the Board in support of the service fee payable hereunder. Only expenditures properly attributable to the sale of Class B shares of any Fund will be used to justify any fee paid pursuant to this Plan.

	For purposes of this Plan, "distribution activities" shall mean any activities in connection with the Administrative Broker's performance of its obligations hereunder that are not deemed "service activities. "Service activities" shall mean activities covered by the definition of "service fee" contained in Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., as amended.

8. This Plan may be terminated with respect to the Class B shares of any Fund, without payment of any penalty, at any time by vote of the Board, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class B shares of such Fund.

9. This Plan may not be amended to increase materially the amount of distribution fees provided for in paragraph 1A hereof or the amount of service fees provided for in paragraph 1B hereof with respect to the Class B shares of a Fund unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Class B shares of such Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 4 hereof.

10. The amount of the distribution and service fees payable by any Fund to the Administrative Broker under paragraphs 1A and 1B hereof is not related directly to the expenses incurred by the Administrative Broker on behalf of such Fund in serving as Administrative Broker of the Class B shares, and paragraph 2 hereof does not obligate the Fund to reimburse the Administrative Broker for such expenses. The distribution and service fees set forth in paragraphs 1A and 1B hereof will be paid by the Fund to the Administrative Broker until the Plan is terminated or not renewed. If the Plan is terminated or not renewed with respect to the Class B shares of any Fund, any distribution expenses incurred by the Administrative Broker on behalf of the Fund in excess of payments of the distribution and service fees specified in paragraphs 1A and 1B hereof which the Administrative Broker has received or accrued through the termination date are the sole responsibility and liability of the Administrative Broker and are not obligations of the Fund.


11. Any agreement related to this Plan shall be in writing and shall provide:

(a) That such agreement may be terminated at any time without payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of the outstanding securities of the Class B shares of the applicable Fund on not more than 60 days written notice to any other party to this agreement; and

(b) That such agreement shall terminate automatically in the event of its assignment.

12. The Declaration of Trust establishing the Trust, dated
January 29, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office to the Secretary of the Commonwealth of Massachusetts, provides that the name "Concert Investment Series" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the Trust Estate only shall be liable. All obligations of the Trust under this Plan shall apply only on a Fund by Fund basis and the assets of one Fund shall not be subject to the obligations of any other Fund.

13. As used in this Plan, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as those terms have in the 1940 Act.

14. The Trust shall preserve copies of the Plan (including any amendments thereto) and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.


	IN WITNESS WHEREOF, the Trust has executed this Amended and Restated Plan of Distribution on the day and year set forth below.


Date:	July   , 1998


ATTEST:						CONCERT INVESTMENT SERIES


____________________
	By:___________________________


U:\LEGAL\FUNDS\CIS\AGREEMTS\ClassBdiste.doc